                                                                            EXHIBIT 2

AMENDED
AGREEMENT AND PLAN OF EXCHANGE
AND
ARTICLES OF SHARE EXCHANGE

THIS AGREEMENT AND PLAN OF EXCHANGE (this “Agreement”), dated as of July  27, 2007 is between First Guaranty Bancshares, Inc. (the “Company”) and First Guaranty Bank (the “Bank”) and amends and supersedes the Agreement and Plan of Exchange and Articles of Share Exchange between the Bank and the Company dated January 4, 2007.  The Company and the Bank are sometimes referred to, collectively, as the “Constituent Companies”.

WHEREAS, the authorized capital stock of the Bank consists of (i) 100,600,000 shares of common stock, $1.00 par value per share (“Bank Common Stock”), of which 5,559,644 shares are outstanding, and (ii) 100,000 shares of preferred stock, $1,000.00 par value per share, of which no shares are issued or outstanding; and the authorized capital stock of the Company consists of (a) 100,600,000 shares of common stock, $1.00 par value per share (“Company Common Stock”), of which one share is issued and outstanding, and (b) 1,000,000 shares of preferred stock, $1,000.00 par value per share, of which no shares are issued or outstanding;

WHEREAS, the Boards of Directors of the respective Constituent Companies deem it desirable and in the best interests of the Constituent Companies and their shareholders that the Company acquire each share of issued and outstanding Bank Common Stock and that each such share of Bank Common Stock be exchanged for a share of Company Common Stock, with the result that the Company becomes the owner of all outstanding Bank Common Stock and each holder of shares of Bank Common Stock becomes the owner of an equal number of shares of Company Common Stock, all on the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the agreements, covenants and conditions in this Agreement, the parties agree with respect to the acquisition and exchange provided for in this Agreement (the “Share Exchange”) that at the Effective Time (as defined below) each share of Bank Common Stock outstanding immediately before the Effective Time will be exchanged for one share of Company Common Stock, and that the terms and conditions of the Share Exchange and the method of carrying the same into effect are as follows:

ARTICLE I

ARTICLES OF EXCHANGE

Subject to the satisfaction of the conditions and obligations of the parties, the Share Exchange will be effective upon the filing with the Louisiana Secretary of State and the Office of Office of Financial Institutions in accordance with Section 352.1 of the Louisiana Banking Law, La. Rev. Stat. §6:352.1 and Section 116 of the Louisiana Business Corporation Law, La. Rev. Stat. §12:116 of this Agreement, duly executed and acknowledged and thereby constituted articles of share exchange (“Articles of Exchange”) with respect to the Share Exchange or at such later time as may be agreed upon by the parties (the time at which the Share Exchange becomes effective being referred to in this Agreement as the “Effective Time”).

ARTICLE II

EFFECTS OF EXCHANGE

At the Effective Time:

(1)
Each share of Bank Common Stock issued and outstanding immediately before the Effective Time shall be acquired by the Company and shall be exchanged for one share of Company Common Stock, which shall thereupon be fully paid and non-assessable;

(2)	The Company shall become the owner and holder of each issued and outstanding share of Bank Common Stock so exchanged;

(3)
Each share of Company Common Stock issued and outstanding immediately before the Effective Time shall be canceled and shall thereupon constitute an authorized and unissued share of Company Common Stock; and

(4)
The former owners of Bank Common Stock shall be entitled only to receive shares of Company Common Stock as provided in this Agreement, other than those shareholders who validly perfect dissenters’ rights.

ARTICLE III

CONDITIONS PRECEDENT

The consummation of the Share Exchange is subject to the following conditions precedent:

(1)	The receipt of the requisite approval of shareholders of the Bank;

(2)	The satisfaction of the respective obligations of the parties in accordance with the terms and conditions contained in this Agreement;

(3)	The execution and filing of Articles of Exchange pursuant to law; and

(4)	The receipt of such orders, authorizations, approvals or waivers from all regulatory bodies, board or agencies as are required in connection with the Share Exchange and related transactions.

ARTICLE IV

MODIFICATION OR ABANDONMENT OF PLAN

This Agreement may be amended, modified or supplemented, or compliance with any provision or condition hereof may be waived, at any time, by the mutual consent of the Boards of Directors of the Bank and the Company; provided, however, that no such amendment, modification, supplement or waiver would, in the judgment of the Board of Directors of the Bank, materially and adversely affect the shareholders of the Bank.

This Agreement may be terminated and the Share Exchange and related transactions abandoned at any time before the time the Articles of Exchange are filed, if the Board of Directors of the Bank determines, in its sole discretion, that consummation of the Share Exchange would be inadvisable or not in the best interests of the Bank or its shareholders.

ARTICLE V

STOCK CERTIFICATES

Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Bank Common Stock may, but shall not be required to, surrender the same to the Company for cancellation and reissuance of a new certificate or certificates in such holder’s name or for cancellation and transfer to a named transferee, and each such holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of Company Common Stock as the shares of Bank Common Stock previously represented by the certificate or certificates surrendered.  Until so surrendered or presented for transfer, each outstanding certificate which, immediately before the Effective Time, represented Bank Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Company Common Stock as though such surrender or transfer had taken place.  The holder of Bank Common Stock at the Effective Time shall have no right to have his or her shares of Bank Common Stock transferred on the stock transfer books of Bank, and such stock transfer books shall be deemed to be closed for this purpose at the Effective Time.

ARTICLE VI

CERTIFICATION OF SHAREHOLDER APPROVAL

The Share Exchange pursuant to this Agreement was submitted to the shareholders of the Bank for approval as provided by law at a meeting duly called and held on May 18, 2006.  By a vote of 3,893,706 shares for, no shares against, and 6,602 abstaining, the Share Exchange was approved.  Of the 5,559,644 shares of common stock of the Bank outstanding and entitled to vote on the Share Exchange, there were 3,900,309 shares, or 70.15% of the shares outstanding present at the meeting, of which 99.83% voted in favor of the Share Exchange.  This being more than two-thirds of the voting power present at the meeting, the vote was sufficient for approval.

IN WITNESS WHEREOF, the Company and the Bank, pursuant to authorization and approval given by their respective Boards of Directors, have caused this Agreement to be executed and acknowledged by their respective Presidents and attested and acknowledged by their respective Secretaries.

FIRST GUARANTY BANCSHARES, INC.

By:  /s/ Michael R. Sharp
Michael R. Sharp, President

ATTEST:

/s/ Michele E. LoBianco
Secretary

FIRST GUARANTY BANK

By:  /s/ Michael R. Sharp
Michael R. Sharp, President

ATTEST:

/s/ Collins Bonicard
Secretary

ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF TANGIPAHOA

BEFORE ME, the undersigned authority, personally came and appeared Michael R. Sharp and Collins E. Bonicard, to me known to be the President and Secretary, respectively, of First Guaranty Bank and persons who executed the foregoing instrument, and who, being duly sworn, acknowledged in my presence and in the presence of the undersigned witnesses that each of them executed the foregoing instrument as his free act and deed.

IN WITNESS WHEREOF, the appearer and witnesses and I have hereunto affixed our signatures on this 19th day of July, 2007.

WITNESSES:

/s/ Michele E. LoBianco                                                     /s/ Michael R. Sharp
Michael R. Sharp

/s/ Regina Notariano                                                           /s/ Collins Bonicard
Collins Bonicard

             /s/ Vanessa R. Drew       [SEAL]
NOTARY PUBLIC

ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF TANGIPAHOA

BEFORE ME, the undersigned authority, personally came and appeared Michael R. Sharp and Michele E. LoBianco, to me known to be the President and Secretary, respectively, of First Guaranty Bancshares, Inc. and the persons who executed the foregoing instrument, and who, being duly sworn, acknowledged in my presence and in the presence of the undersigned witnesses that each of them executed the foregoing instrument as his free act and deed.

IN WITNESS WHEREOF, the appearer and witnesses and I have hereunto affixed our signatures on this 19th day of July, 2007.

WITNESSES:

/s/ Bernadette Kemp                                            /s/ Michael R. Sharp
Michael R. Sharp

/s/ Regina Notariano                                           /s/ Michele E. LoBianco
Michele E. LoBianco

             /s/ Vanessa R. Drew      [SEAL]
NOTARY PUBLIC